Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Jennifer Moreno Reddick Navigant Investor Relations 312.573.5634 jennifer.morenoreddick@navigant.com	Belia Ortega Navigant Corporate Communications 312.583.2640 belia.ortega@navigant.com

NAVIGANT REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

CHICAGO, July 31, 2017 – Navigant (NYSE: NCI) today announced financial results for the second quarter ended June 30, 2017.

Financial Summary and Highlights:

•	Second quarter 2017 revenues before reimbursements (RBR) of $235.2 million decreased 1% (or relatively flat on a currency adjusted basis) and total revenues of $256.8 million decreased 2% compared to second quarter 2016

•	Second quarter 2017 net income was $8.8 million, or $0.18 per share, compared to $14.8 million, or $0.30 per share, for second quarter 2016

•	Second quarter 2017 adjusted earnings per share (EPS) of $0.24 decreased from $0.33 in second quarter 2016, primarily driven by lower than expected revenues coupled with maintenance of resources in anticipation of an improved demand environment in the second half of 2017

•	Repurchased $9.0 million of common stock during second quarter 2017, an increase of 33% over second quarter 2016

•	Management updated its 2017 financial outlook to reflect first half performance

“Demand for our services in the second quarter was impacted by unexpected factors, some of which we have already begun to overcome, and others that will take more time to address,” stated Julie Howard, Navigant Chairman and CEO. “We experienced more conservative buying patterns than originally anticipated, leading to extended sales cycles and longer project conversion. We also believe the slowdown in demand for certain of our services was driven by legislative and regulatory uncertainty in the U.S. In response to these factors we implemented certain performance improvement actions both during and after the close of the quarter, including targeted staff reductions and other cost control measures.”

Howard further commented, “We are encouraged that we saw our overall performance improve over the course of the second quarter, and our pipeline of opportunities strengthen. We anticipate a stronger second half, primarily driven by continued organic growth in our Healthcare segment, and an improved backlog of work in our Financial Services and Compliance segment. However, we believe it is prudent to modestly adjust our guidance downward for the full year to reflect first half results, and our view of the uncertainties in the current demand environment.”

Navigant reported second quarter 2017 RBR of $235.2 million, a 1% decrease compared to $238.5 million for second quarter 2016. Total revenues decreased 2% to $256.8 million for second quarter 2017 compared to $261.7 million for second quarter 2016. Net income for second quarter 2017 was $8.8 million, or $0.18 per share, compared to $14.8 million, or $0.30 per share, in the prior year second quarter. Segment operating profit includes $3.3 million of severance expense. Additionally, severance expense of $1.1 million was incurred related to General & Administrative operations as Navigant executed against its plans to increase administrative efficiencies and implement business support improvements. Adjusted EPS was $0.24 for second quarter 2017, compared to $0.33 in second quarter 2016. Second quarter 2017 adjusted EBITDA was $29.2 million, a 21% decrease from $37.2 million for the same period in 2016.

Segment Financial Summary

	For the quarter ended June 30,
	2017	2016	Change
RBR ($000)
Healthcare	$94,134	$89,876	4.7%
Energy	31,743	29,295	8.4%
Financial Services Advisory and Compliance	33,683	39,994	-15.8%
Disputes, Forensics & Legal Technology	75,678	79,320	-4.6%

Total Company	$235,238	$238,485	-1.4%

Total Revenues ($000)
Healthcare	$102,804	$98,386	4.5%
Energy	36,544	32,855	11.2%
Financial Services Advisory and Compliance	37,244	45,360	-17.9%
Disputes, Forensics & Legal Technology	80,254	85,082	-5.7%

Total Company	$256,846	$261,683	-1.8%

Segment Operating Profit ($000)
Healthcare	$28,116	$29,362	-4.2%
Energy	8,516	8,402	1.4%
Financial Services Advisory and Compliance	12,307	17,511	-29.7%
Disputes, Forensics & Legal Technology	21,429	28,963	-26.0%

Total Company	$70,368	$84,238	-16.5%

Segment Operating Margin (% of RBR)
Healthcare	29.9%	32.7%
Energy	26.8%	28.7%
Financial Services Advisory and Compliance	36.5%	43.8%
Disputes, Forensics & Legal Technology	28.3%	36.5%

Total Company	29.9%	35.3%

Healthcare segment RBR increased 5% for second quarter 2017 compared to the respective period in 2016, primarily on an organic basis. Segment RBR for the quarter also increased 4% sequentially from first quarter 2017. Growth was driven by continued demand from hospital systems for large, strategy-led transformation projects and demand from life sciences companies for commercialization solutions. The segment also experienced growth in managed services contracts, albeit at a lower rate than expected. Segment operating profit declined 4% in second quarter 2017 compared to the same period in 2016, primarily due to business mix.

Energy segment RBR increased 8% for second quarter 2017 on a year-over-year basis, led by contributions from the Ecofys acquisition announced in November 2016. The trend toward a cleaner, distributed, smarter energy infrastructure is driving change in traditional strategies and business models for Navigant’s energy clients. Growth in demand from commercial sector clients related to these energy transformation trends partially offset a decline in work for the U.S. federal government, as previously disclosed in the first quarter 2017. Segment operating profit increased 1% in second quarter 2017 compared to second quarter 2016.

Financial Services Advisory and Compliance segment RBR for second quarter 2017 decreased 16% compared to the prior year quarter, but increased 2% sequentially from first quarter 2017. As previously disclosed, growth in this segment was expected to decelerate in 2017, as compared to significant organic growth of 22% in full-year 2016, but not to the degree experienced in the second quarter. Throughout the quarter, conservative buying patterns for compliance services related to consumer financial services regulation continued to put revenue pressure on the segment. In contrast, the environment for financial crime related services remained strong. Segment pipeline improved over the course of the quarter and is expected to drive improved revenue performance in the segment for the second half of the year. Segment operating profit was down 30% in second quarter 2017 compared to the respective period in 2016, as resources and capabilities were maintained in anticipation of improving demand.

Disputes, Forensics & Legal Technology second quarter 2017 segment RBR decreased 5% year-over-year and 6% on a sequential basis from first quarter 2017. The decrease in RBR was driven by general weakness in commercial litigation opportunities and a delay in the start dates for certain engagements in the segment’s legal technology solutions business. Segment operating profit was down 26% in second quarter 2017 compared to the respective period of 2016, largely due to severance expense of $1.9 million which was recorded during the quarter.

Cash Flow

Net cash provided by operating activities for second quarter 2017 was $21.3 million compared to $34.2 million for second quarter 2016. Free cash flow decreased to $13.5 million for second quarter 2017 compared to $24.4 million for the same period in 2016, primarily driven by a $10.0 million earn-out payment related to the McKinnis acquisition which was paid during the second quarter of 2017. Days Sales Outstanding was 86 days as of June 30, 2017, up five days compared to December 31, 2016.

Bank debt was $184.8 million at June 30, 2017, compared to $189.8 million at June 30, 2016 and $178.3 million at March 31, 2017, with the increase in bank debt primarily attributable to the previously mentioned McKinnis acquisition earn-out payment. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) was 1.37 at June 30, 2017, compared to 1.46 at June 30, 2016 and 1.25 at March 31, 2017.

Navigant repurchased 436,122 shares of common stock during the second quarter 2017 at an aggregate cost of $9.0 million and an average cost of $20.62 per share.

2017 Outlook

Navigant adjusted its financial outlook for 2017. Full year 2017 RBR is expected to range between $955 million and $980 million while 2017 total revenues are estimated to be between $1.04 billion and $1.065 billion. Adjusted EBITDA for the full year 2017 is expected to range between $135 and $145 million and adjusted EPS for the full year 2017 is estimated to be between $1.19 and $1.29.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

No reconciliation of Navigant’s 2017 adjusted EBITDA guidance and 2017 adjusted EPS guidance, both of which exclude the impact and tax-effected impact of severance expense and other operating costs (benefit), respectively, is included in the financial schedules attached to this press release. Navigant is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Conference Call Details

Navigant will host a conference call to discuss the company’s second quarter 2017 results at 10 a.m. Eastern Time (9 a.m. Central Time) on Monday, July 31, 2017. The conference call may be accessed via the Navigant website (investors.navigant.com) or by dialing 800.988.9675 (415.228.4875 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “could,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards or tax rates, laws or regulations; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; brand equity; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; government contracting; professional liability; information security; the adequacy of our business, financial and information systems and technology; maintenance of effective internal controls; potential legislative and regulatory changes; continued and sufficient access to capital; compliance with covenants in our credit agreement; interest rate risk; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at investors.navigant.com. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

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NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Revenues before reimbursements	$235,238	$238,485	$471,449	$461,960
Reimbursements	21,608	23,198	43,234	45,010

Total revenues	256,846	261,683	514,683	506,970
Cost of services:
Cost of services before reimbursable expenses	168,721	157,966	333,773	311,906
Reimbursable expenses	21,608	23,198	43,234	45,010

Total cost of services	190,329	181,164	377,007	356,916
General and administrative expenses	41,726	44,507	83,210	84,338
Depreciation expense	7,826	7,015	15,299	13,537
Amortization expense	2,219	2,891	4,538	5,812
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	—	850	1,199	850
Office consolidation, net	—	174	(38)	174
Deferred debt issuance costs write off	—	—	145	—

Operating income	14,746	25,082	33,323	45,343
Interest expense	1,280	1,429	2,349	2,689
Interest income	(81)	(36)	(112)	(75)
Other expense (income), net	602	(444)	385	(784)

Income before income tax expense	12,945	24,133	30,701	43,513
Income tax expense	4,148	9,356	10,808	16,094

Net income	$8,797	$14,777	$19,893	$27,419

Basic per share data
Net income	$0.19	$0.31	$0.42	$0.58
Shares used in computing basic per share data	47,113	47,550	47,023	47,488

Diluted per share data
Net income	$0.18	$0.30	$0.41	$0.56
Shares used in computing diluted per share data	48,696	48,841	48,833	48,936

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,556	$8,291
Accounts receivable, net	267,283	261,755
Prepaid expenses and other current assets	35,225	29,762

Total current assets	309,064	299,808
Non-current assets:
Property and equipment, net	87,996	82,953
Intangible assets, net	24,270	28,727
Goodwill	630,933	625,027
Other assets	24,797	18,282

Total assets	$1,077,060	$1,054,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,938	$11,871
Accrued liabilities	17,739	16,144
Accrued compensation-related costs	65,312	106,779
Income tax payable	—	1,564
Other current liabilities	28,129	38,616

Total current liabilities	120,118	174,974
Non-current liabilities:
Deferred income tax liabilities	85,612	77,737
Other non-current liabilities	34,420	32,579
Bank debt non-current	184,787	135,030

Total non-current liabilities	304,819	245,346

Total liabilities	424,937	420,320

Stockholders’ equity:
Common stock	58	57
Additional paid-in capital	653,096	644,519
Treasury stock	(195,315)	(181,361)
Retained earnings	215,936	196,468
Accumulated other comprehensive loss	(21,652)	(25,206)

Total stockholders’ equity	652,123	634,477

Total liabilities and stockholders’ equity	$1,077,060	$1,054,797

Selected Data (unaudited)
Days sales outstanding, net (DSO)	86	81

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$8,797	$14,777	$19,893	$27,419
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	7,826	7,015	15,299	13,537
Amortization expense	2,219	2,891	4,538	5,812
Share-based compensation expense	4,380	3,995	7,402	6,524
Deferred income taxes	6,893	98	8,232	1,131
Allowance for doubtful accounts receivable	1,171	2,911	1,175	4,547
Contingent acquisition liability adjustments, net	—	850	1,199	850
Other, net	826	384	1,477	741
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	(2,731)	(28,222)	(7,010)	(43,765)
Prepaid expenses and other assets	(9,161)	1,149	(10,358)	(1,025)
Accounts payable	(2,290)	2,000	(2,371)	2,478
Accrued liabilities	799	205	1,383	472
Accrued compensation-related costs	7,386	16,878	(41,870)	(22,788)
Income taxes payable	(5,962)	7,004	(1,609)	12,059
Other liabilities	1,152	2,277	964	(337)

Net cash provided by (used in) operating activities	21,305	34,212	(1,656)	7,655

Cash flows from investing activities:
Purchases of property and equipment	(7,100)	(5,080)	(20,889)	(10,039)
Acquisitions of businesses, net of cash acquired	—	—	—	(1,995)
Other acquisition payments	—	—	—	(5,500)
Other, net	(42)	(607)	(158)	(625)

Net cash used in investing activities	(7,142)	(5,687)	(21,047)	(18,159)

Cash flows from financing activities:
Issuances of common stock	729	785	2,643	2,841
Repurchases of common stock	(8,993)	(6,757)	(13,954)	(13,023)
Payments of contingent acquisition liabilities	(10,330)	—	(10,330)	(49)
Repayments to banks	(95,669)	(112,853)	(246,469)	(209,245)
Borrowings from banks	100,789	92,482	294,591	227,239
Payments of debt issuance costs	(35)	—	(1,201)	—
Other, net	(3,500)	(2,121)	(4,827)	(2,730)

Net cash (used in) provided by financing activities	(17,009)	(28,464)	20,453	5,033

Effect of exchange rate changes on cash and cash equivalents	270	(157)	515	(114)

Net decrease in cash and cash equivalents	(2,576)	(96)	(1,735)	(5,585)
Cash and cash equivalents at beginning of the period	9,132	3,406	8,291	8,895

Cash and cash equivalents at end of the period	$6,556	$3,310	$6,556	$3,310

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data and percentages)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (2)	For the quarter ended June 30,			For the six months ended June 30,
	2017	2016		2017	2016
Severance expense	$4,385	$1,140		$6,171	$1,997
Income tax benefit (3)	(1,730)	(430)		(2,386)	(740)

Tax-effected impact of severance expense	$2,655	$710		$3,785	$1,257

Other operating costs - contingent acquisition liability adjustment, net	$—	$850		$1,199	$850
Income tax benefit (3)	—	(341)		(481)	(341)

Tax-effected impact of other operating costs - contingent acquisition liability adjustment, net	$—	$509		$718	$509

Other operating cost (benefit) - office consolidation, net	$—	$174		$(38)	$174
Income tax (benefit) expense (3)	—	(70)		15	(70)

Tax-effected impact of other operating cost (benefit) - office consolidation, net	$—	$104		$(23)	$104

Other operating costs - deferred debt issuance costs write off	$—	$—		$145	$—
Income tax benefit (3)	—	—		(58)	—

Tax-effected impact of other operating costs - deferred debt issuance costs write off	$—	$—		$87	$—

EBITDA reconciliation:
Net Income	$8,797	$14,777		$19,893	$27,419
Interest expense	1,280	1,429		2,349	2,689
Interest income	(81)	(36)		(112)	(75)
Other expense (income), net	602	(444)		385	(784)
Income tax expense	4,148	9,356		10,808	16,094
Depreciation expense	7,826	7,015		15,299	13,537
Accelerated depreciation - office consolidation (included in other operating costs - office consolidation, net)	—	33		—	33
Amortization expense	2,219	2,891		4,538	5,812

EBITDA	$24,791	$35,021		$53,160	$64,725
Severance expense	4,385	1,140		6,171	1,997
Other operating costs - contingent acquisition liability adjustment, net	—	850		1,199	850
Other operating cost (benefit) - office consolidation, net	—	141		(38)	141
Other operating costs - deferred debt issuance costs write off	—	—		145	—

Adjusted EBITDA	$29,176	$37,152		$60,637	$67,713

Net income	$8,797	$14,777		$19,893	$27,419
Tax-effected impact of severance expense	2,655	710		3,785	1,257

Tax-effected impact of other operating costs - contingent acquisition liability adjustment, net	—	509		718	509
Tax-effected impact of other operating cost (benefit) - office consolidation, net	—	104		(23)	104
Tax-effected impact of other operating costs - deferred debt issuance costs write off	—	—		87	—

Adjusted net income	$11,452	$16,100		$24,460	$29,289

Shares used in computing adjusted per diluted share data	48,696	48,841		48,833	48,936
Adjusted earnings per share	$0.24	$0.33		$0.50	$0.60

	For the quarter ended			For the six months ended
Free Cash Flow (4)	June 30,			June 30,
	2017	2016		2017	2016
Net cash provided by (used in) operating activities	$21,305	$34,212		$(1,656)	$7,655
Changes in assets and liabilities	10,807	(1,291)		60,871	52,906
Allowance for doubtful accounts receivable	(1,171)	(2,911)		(1,175)	(4,547)
Purchases of property and equipment	(7,100)	(5,080)		(20,889)	(10,039)
Payments of acquisition liabilities	—	(498)		—	(498)
Payments of contingent acquisition liabilities	(10,330)	—		(10,330)	(49)

Free Cash Flow	$13,511	$24,432		$26,821	$45,428

Leverage Ratio (5)	At June 30,
	2017	2016
Adjusted EBITDA for prior twelve-month period	$135,214	$130,121
Bank debt	$184,787	$189,757
Leverage ratio	1.37	1.46

	For the quarter ended			For the six months ended
Organic Growth (6)	June 30,			June 30,
	2017	2016	Growth	2017	2016	Growth
Revenues before reimbursements	$235,238	$238,485	-1.4%	$471,449	$461,960	2.1%
Pro forma acquisition adjustment	—	5,086		—	10,491
Currency impact	1,581	—		3,374	—

Organic RBR	$236,819	$243,571	-2.8%	$474,823	$472,451	0.5%

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude net income and per share net income impact of severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(3)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(4)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(5)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.
(6)	Organic growth represents revenues before reimbursements adjusted to include the impact of our acquisitions as if we owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations. Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company’s financial condition and results of operations.